EXHIBIT 2.2

Stock Purchase and Sale Agreement, dated October 14, 1996

STOCK PURCHASE AND SALE AGREEMENT

       THIS STOCK PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into effective as of the 14th day of October, 1996, by and among MASON OIL COMPANY, INC., a Utah corporation ("Buyer" or "Mason Oil"), PAUL B. INGRAM ("Ingram"), and JOHN L. NAYLOR, by and through his attorney-in-fact, Paul B. Ingram ("Naylor"). Ingram and Naylor are collectively referred to herein as "Sellers."

                             R E C I T A L S:

       A. Ingram and Naylor, either individually or through affiliated entities, own 50 shares each of the common stock of IAN Holdings, Inc., a Cayman Islands corporation ("IAN Holdings"), which shares constitute 100% of the issued and outstanding stock of IAN Holdings (the "IAN Holdings Shares").

       B. IAN Holdings is the owner of all outstanding shares of Hemley Exploration Pty. Ltd., an Australian corporation ("Hemley"). Hemley is the beneficiary of certain petroleum exploration licenses, regarding rights to certain petroleum exploration activities in Australia, identified as Petroleum Exploration Licenses Nos. 61 and 63 (the "PELs"), issued by the Australia Ministry for Mines and Energy.

       C. Mason Oil desires to acquire and assume all of the rights and obligations arising under, and to become the beneficiary of, the PELs, subject to certain overriding royalty interests previously granted by Hemley to Ingram and Naylor.

       D. Mason Oil desires to accomplish the acquisition of rights and interests under the PELs through an acquisition of all of the IAN Holdings Shares.

       E. Mason Oil is willing to issue a total of 6,000,000 shares of its Common Stock (the "Mason Shares") to Buyers in consideration and exchange for the IAN Holdings Shares, upon the terms and conditions set forth in this Agreement.

       F. Sellers are willing to sell and transfer (or to cause to be sold or transferred) to Mason Oil the IAN Holdings Shares, in consideration and exchange for the Mason Shares, in accordance with the terms and conditions of this Agreement.

       NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants herein set forth, the parties agree as follows:

       1.     Purchase and Sale; Closings.

              1.1 Purchase and Sale of IAN Holdings Shares. Subject to the terms and conditions hereof, Sellers agree to sell, convey, transfer and assign, or to cause to be sold, conveyed, transferred or assigned to Buyer, and Buyer agrees to purchase, accept and acquire from Sellers, all of the IAN Holdings Shares, at the Closing, as defined below. The IAN Holdings Shares will be transferred in consideration and exchange for the Mason Shares.

              1.2 Purchase and Sale of Mason Shares. Subject to the terms and conditions of this Agreement, Buyer agrees to issue and sell to each of Sellers, and each of Sellers agrees to purchase, one-half of the Mason Shares, at the Closing, in consideration and exchange for the IAN Holdings Shares.
The Mason Shares will be newly issued, unregistered shares of the Common Stock of Mason Oil.

              1.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Holme Roberts & Owen, LLP, 111 East Broadway, Suite 1100, Salt Lake City, Utah 84111, at 10:00 a.m. on Monday, October 7, 1996, or such other date and time as Buyer and Sellers shall mutually determine (the "Closing Date"). At the
Closing: (a) Mason Oil shall deliver to Ingram and Naylor certificates representing the Mason Shares, with one-half of the Mason Shares registered in the name of each of the Sellers; and (b) Sellers will deliver to Buyer certificates representing the IAN Holdings Shares, duly endorsed for transfer to Buyer, or accompanied by duly executed stock powers.

       2. Restricted Securities and Legend. The parties understand and acknowledge that the Mason Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), and will be considered "restricted securities" as defined in the Act. Sellers are aware of the restrictions on transfer applicable to restricted securities, including the provisions of Rule 144 promulgated under the Act. The certificates evidencing the Mason Shares will bear a legend reading substantially as follows:

           "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold or disposed of in the absence of a registration statement in effect with respect thereto or an opinion of counsel satisfactory to the Company that such transaction will not be in violation of applicable securities laws."

       The transferability of the IAN Holdings Shares will be subject to the applicable laws of the Cayman Islands, as well as any applicable laws of the United States.

       3.     Representations and Warranties.

              3.1 Representations and Warranties of Seller. Ingram and Naylor, jointly and severally, represent and warrant to Buyer the following:

              a. Organization, Corporate Power and Good Standing of IAN Holdings. IAN Holdings is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the corporate power and authority to carry on its business as now conducted and to own or lease its properties and other assets as now owned or leased.

              b.   Capital Structure and Title to Shares.  The IAN
              Holdings Shares constitute all of the currently issued and outstanding shares of IAN Holdings. All of the IAN Holdings Shares are validly issued, fully paid for and non-assessable.
              No other securities of IAN Holdings are outstanding, and there are no outstanding agreements, rights or options pursuant to which IAN Holdings may be required to issue any other securities. At the Closing, good and marketable title to the IAN Holdings Shares will be transferred to Buyer, free and clear of all liens, claims and encumbrances.

              c. Subsidiaries; Assets and Liabilities. IAN Holdings is the owner of all outstanding shares of Hemley, and such shares constitute substantially all of the assets of IAN Holdings. Hemley is the beneficiary of the PELs, and such licenses constitute substantially all of the assets of Hemley. The PELs are held by Hemley subject to a three percent (3%) overriding royalty interest that has been granted to Sellers or their affiliated entities, and such overriding royalty payment obligations will survive any transfer of the IAN Holdings Shares to Mason Oil. Neither IAN Holdings nor Hemley currently conducts any active business. Each is a holding company, holding the assets referenced above. Neither IAN Holdings nor Hemley has any material obligations or liabilities other than those referenced in the PELs, the previously granted overriding royalty interest with respect thereto, or as otherwise disclosed by Sellers to Buyer.

              d. Access to Information. Sellers have had access to all information respecting Mason Oil and its business as they have requested, and are aware of Mason Oil's business affairs and financial condition. They have acquired sufficient information about Mason Oil to reach an informed and knowledgeable decision to acquire the Mason Shares in exchange for the IAN Holdings Shares. Sellers have made their own determination as to the relative values of the IAN Holdings Shares and the Mason Shares.

              3.2 Representations and Warranties of Mason Oil. Mason Oil represents and warrants to Sellers the following:

              a. Organization, Corporate Power and Good Standing of Mason Oil. Mason Oil is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has the corporate power and authority to carry on its business as now conducted and to own or lease its properties and other assets as now owned or leased.

              b. Authority. Mason Oil has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of Mason Oil. This Agreement has been duly executed and delivered by Mason Oil and constitutes a valid and binding obligation of Mason Oil, enforceable in accordance with its terms.

              c. Title to Shares. Upon the Closing, the Mason Shares will be duly issued, fully paid for and non-assessable, and Sellers will have good and marketable title with respect thereto, free and clear of all liens, claims and encumbrances.

              d. Access to Information. Buyer has had access to all information respecting IAN Holdings and Hemley and their respective businesses, and regarding the PELs, as Buyer has requested, and Buyer is aware of the business affairs and financial condition of IAN Holdings and Hemley. Buyer has acquired sufficient information about IAN Holdings and Hemley to reach an informed and knowledgeable decision to acquire the IAN Holdings Shares in exchange for the Mason Shares. Buyer has made its own determination as to the relative values of the IAN Holdings Shares and the Mason Shares.

       4. Obligations of the Parties. The parties hereto agree to take such actions and to execute such documents or instruments as may be reasonably requested by any party to facilitate the consummation of the transactions contemplated herein.

       5.     Miscellaneous and General.

              5.1 Fees and Expenses. Each party shall pay all fees and expenses that it incurs in connection with this Agreement and the transactions contemplated herein, including, without limitation, all professional and other fees.

              5.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties to this Agreement and their respective successors and assigns.

              5.3 Governing Law. This Agreement shall be governed by the laws of the State of Utah (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including, without limitation, matters of validity, construction, effect and performance.

              5.4 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the transactions contemplated herein and supersedes all prior written or oral commitment, arrangements or understandings with respect to such matters.

              5.5 Attorneys' Fees. In the event that any action or proceeding, including, without limitation, arbitration, is commenced by any party for the purpose of enforcing any provision of this Agreement, the prevailing party or parties to such action, proceeding or arbitration shall be entitled to recover, as part of any award, judgment or other resolution of such action, proceeding or arbitration, their related reasonable attorneys' fees and expenses.

              5.6 Severability. If any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected. To the extent permitted by applicable laws, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

              5.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

              5.8 Headings. The Section and Subsection headings herein are for convenience or reference only, do not constitute a part of this Agreement and shall not limit or otherwise affect any of the Agreement's provisions.

              5.9 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties to this Agreement. Notwithstanding the foregoing, no party to this Agreement shall have any right to assign any of its rights or obligations hereunder to any other person.

       IN WITNESS WHEREOF, each of the parties below have caused this Stock Purchase and Sale Agreement to be duly executed as of the day and year first above written.


                                MASON OIL COMPANY, INC., a Utah
                                corporation

                                By:/s/ Paul B. Ingram
                                President

                               /s/ Paul B. Ingram
                               PAUL B. INGRAM

                               /s/ John L. Naylor
                               JOHN L. NAYLOR, by and through his
                               attorney-in-fact, Paul B. Ingram